Exhibit 10.25

TTEC HOLDINGS, INC.

Performance Restricted Stock Unit Agreement

This Performance Restricted Stock Unit Agreement (this "Agreement") is made and entered into as of ____, 20xx (the " Effective Date") by and between TTEC Holdings, Inc., a Delaware corporation (the "Company") and _______________ (the "Executive").

This Agreement is governed by the terms of the TTEC Holdings, Inc. 2010 Equity Incentive Plan (the "Plan") pursuant to which the Company may grant equity awards  to eligible employees, directors and consultants of the Company and its affiliates.  Capitalized terms that are used but not defined in this Agreement have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated into this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.	Annual Equity Target Modified.

The Executive’s employment arrangement (agreement or otherwise) with the Company (“Employment Arrangement”) provides for your eligibility to participate in TTEC’s annual Equity program, designed to provide long term incentives for senior executives and to align your interests with the interests of the Company’s stockholders.  Your target eligibility under the Employment Arrangement is up to US$[___________] in fair market value of TTEC equity calculated as of market close on the grant date, rounded up or down to a whole number of shares and currently offered in the form of restricted stock unites (“RSUs”) vesting over time (“Original RSU Target”).

Pursuant to the Employment Arrangement, the Company, on direction from the Compensation Committee of the Board, may modify executives’ equity compensation incentives from time to time, provided such modifications are not to the detriment of the Executive.  Based on the foregoing, the Company hereby bifurcates your Original RSU Target into two separate equity opportunities: (1) a time based RSU (“TRSU”) target similar in all characteristics to your equity eligibility as described in the Employment Arrangement and (2) a performance based RSU (“PRSU”) target based on the Company’s operating income performance.  Each of the TRSU  and PRSU targets shall be equal to 50% of your Original RSU Target.  TRSU target is not the subject of this Agreement  and any awards with respect to it shall be made in ordinary course pursuant to TTEC’s standard RSU agreement.

All equity grants made pursuant to the Plan are subject to Executive Stock Ownership Guidelines included in this Agreement as Appendix A.

2.	PRSU Opportunity Based on TTEC Performance During the Award Period.

Pursuant to the Plan and subject to the provisions of this Agreement, the Company hereby irrevocably provides to the Executive the right to earn a PRSU award of US$[___________] (your “PRSU Target”), in fair market value of TTEC equity as of market close on the grant dates (“PRSU Award”).

The PRSU Award will be granted in three (3) tranches each initially valued at 1/3rd (.333/.334) of the PRSU Target, with the actual value of each tranche adjusted up or down based on the Company’s achievement of operating income goals  (“PRSU Performance Goals”) for each of the three years in the 2019 Award Period, as detailed in Paragraph 3 of this Agreement.

a.	“2019 Award Period” for purposes of this Agreement shall be from January 1, 2019 through December 31, 2021.
b.

The value of PRSUs that will be made as part of the 1st tranche of 2019 PRSU Award shall be determined based on the Company’s  operating income for fiscal year 2019 (“2019 PRSU 1st Tranche”). The value of PRSUs that will be made as part of the 2nd tranche of 2019 PRSU Award shall be determined based on the Company’s operating income for fiscal year 2020 (“2019 PRSU 2nd Tranche”). The value of PRS that will be made as part of the 3rd tranche of 2019 PRSU Award shall be determined based on the Company’s operating income for fiscal year 2021 (“2019 PRSU 3rd Tranche”).
c.

The Executive’s entitlement to any of the 2019 PRSU Tranches is conditioned on the Executive’s continuing employment with the Company at the time of each individual tranche grant. If Executive’s employment with TTEC terminates (for any reason) before a PRSU Tranche is granted, the Executive shall forfeit any right he/she has with respect to the PRSUs not yet granted or vested, including any proration rights for a portion of the performance period when the Executive was affiliated with the Company.  The provisions of this paragraph are subject to specific exceptions provided in Paragraph 7(b) of this Agreement.

3.	Operating Income Performance Goals for 2019 Award Period.

The following table outlined the performance goals  and payout opportunity tiers for the 2019 Award Period.

2019 PRSU Award Period	Threshold Zero	Below Goal 50%	@Goal100%	Above Goal 150%	Max 200%
Tranche #1 – 2019 Performance Year	< $117.5M	$117.5M	$120.5M	$123M	$126M
Tranche #2 – 2020 Performance Year	<$122.5M	$122.5M	$125M	$128M	$134M
Tranche #3 – 2021 Performance Year	<$127.50	$127.5M	$130M	$133M	$141.22M
2019-2021 Aggregate Pre-Bonus OI and Catch-up Trigger		$367.5M	$375.5M	$384M	$401.22M

“Operating income,” for purposes of PRSU Award calculations for any award year, will be equal to TTEC operating income, as publicly disclosed in TTEC’s earnings release for that calendar year, adjusted in consultation and with approval of the Compensation Committee of the Board for unbudgeted and unanticipated items (such as M&A, natural disasters and storms, foreign exchange variations).

When the operating income for any performance fiscal year falls between designated payout tiers, the PRSU Award for that year will be prorated accordingly, with the same proration rules applying for all executives who are subject to the PRSU opportunity.

The PRSU  opportunity will max-out at 200% of PRSU Award amount regardless of the actual operating income earned by the Company in the relevant fiscal year.

When the operating income for any performance year falls below that year’s minimum threshold as stated above, there will be no PRSU Tranche awarded in that year. The Executive would have the opportunity for catch-up as provided in Paragraph 4, however.

4.	Catch-up Rights.

The purpose of the PRSU Award is to reward the Executive for driving exceptional performance for each fiscal year during the PRSU Award Period, while maintaining a longer-term view for the aggregate performance of the Company during the entire PRSU Award Period.

Therefore, if in any performance year during the PRSU Award Period, the PRSU Tranche is not paid because the Company failed to meet the minimum operating income threshold, the Executive still would have the opportunity to earn the missed PRSUs via a catch-up. At the end of the PRSU Award Period, the Company will assess the aggregate operating income achieved during the entire three-year PRSU Award Period and, if it is equal to at least the sum total of operating income @Goal, as reflected in Paragraph 3, then the Company would issue to the Executive an incremental catch-up PRSU Award in the amount of 75% of the @Goal payout that would have been due for the year(s) in which PRSUs were not granted.  This incremental catch-up PRSU Award would be granted and would vest at the same time as the 2019 PRSU 3rd Tranche.

5.	Executive’s 2019 Award Payout Opportunity.

2019 PRSU Award/Payout	Below Target 50%	@Target 100%	Above Target 150%	Max Target 200%
2020 Payout Opportunity Under 2019 PRSU Award	$xxx,xxx	$xxx,xxx	$xxx,xxx	$xxx,xxx
2021 Payout Opportunity Under 2019 PRSU Award	$xxx,xxx	$xxx,xxx	$xxx,xxx	$xxx,xxx
2022 Payout Opportunity Under 2019 PRSU Award	$xxx,xxx	$xxx,xxx	$xxx,xxx	$xxx,xxx
2019 PRSU Award Opportunity (at different OI performance levels)	$xxx,xxx	$xxx,xxx	$xxx,xxx	$xxx,xxx

6.	Timing of Grants and Vesting Schedule.

All Tranches of the 2019 PRSU Award will be granted within a reasonable time after the public release of earnings for the year, the operating income of which served as reference for the value of the grant.  All PRSUs granted pursuant to this Agreement would vest immediately at the time of the grant.  At the recipient’s discretion, the grant may be subject to a cashless vesting of the grant where a portion of stock received may be used (netted against the value of the Award) by the Company to cover the Executive’s tax obligations in connection with grant.

7.	Change in Circumstances.
a.

If during PRSU Award Period, the Company engages in a capital markets transaction, restructuring, business combination, recapitalization, stock split, extraordinary special stock dividend, consolidation, rights offering, spin-off, or the like (“Material Transaction”) the result of which would make fair and equitable measurement of the Company’s operating income for any open year in the PRSU Award Period no longer practical , the Compensation Committee of the Board would work with the Company to adjust and modify performance goals and payout targets under all outstanding PRSU Awards to provide the Executive with the opportunity to earn incentives comparable to PRSU Awards as contemplated for the open periods.

b.

Further, if the Executive in good standing is separated from the Company in connection with, or as a result of a Material Transaction, then the Company, as part of Executive’s separation settlement, will  provide the Executive with an incremental compensation that reflects the value of PRSUs that he/she would be entitled to earn if he/she was permitted to stay with the Company for the entire PRSU Award Period and through the grant date. Any voluntary separations or separations for performance issues or cause shall not be subject to similar accommodation and any PRSU rights would forfeit as provided in Paragraph 2(c).

8. Non-competition; Non-solicitation; Change in Control.

a.This Agreement incorporates by reference all Non-Competition, Non-Solicitation, Acceleration, and Change in Control provisions of the Employment Arrangement, including any duration periods provided therein.

b.Acknowledgements.

(i)Executive acknowledges that the non-competition and non-solicitation provisions incorporated into this Agreement by reference  are fair and reasonable with respect to their scope and duration, given the Executive’s position with TTEC and the impact such activities would have on the TTEC business.

(ii)Executive further acknowledges that the geographic restriction on competition included in the referenced and incorporated provisions  is fair and reasonable, given the nature and geographic scope of the TTEC business, the investment of capital and resources by Company to develop its business operations, and the strategic position that the Executive holds within TTEC.

(iii)Executive also acknowledges that while employed or otherwise affiliated with TTEC, Executive has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Executive has access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Executive’s future employment and business activities in TTEC’s industry as set forth in the referenced and incorporated provisions are fair and reasonable.

(iv)Executive acknowledges and is prepared for the possibility that Executive’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in Executive’s standard of living does not constitute undue hardship.

9.Miscellaneous Provisions.

a.Consideration.  The Company is providing this PRSU Award opportunity in consideration of the services that the Executive is providing to the Company during the PRSU Award Period and a period thereafter until the payments are made, and other mutual covenants provided in this Agreement.

b.Administration Delegation  Pursuant to the delegations of authority that the Compensation Committee of the Board has made with respect to the administration of the Plan, the Chief Financial Officer and Chief People (HR) Officer of the Company, in their sole discretion acting in concert, shall have the authority to determine the effect of all matters and questions with respect to the Executive’s termination of affiliation with the Company and whether continuous services are being provided as these matters  relate to the PRSU Award payout or vesting, including, without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.

c.

Not a Grant of Equity; Rights are Non-Transferable. This Agreement is not a grant of equity in the Company, but only a contractual right to earn such equity if certain circumstances articulated in this Agreement are met.  Subject to any exceptions set forth in this Agreement or the Plan, during the PRSU Award Period, the rights conveyed by this Agreement and any related rights may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive.  Any attempt to assign, alienate, pledge, attach, sell or transfer or encumber the PRSU Award rights during the PRSU Period shall be ineffective and, if any such attempt is made, the PRSU Award rights conveyed hereunder will be forfeited by the Executive and all other rights that the Executive may have under the Plan and this Agreement shall immediately terminate without any payment or consideration by TTEC.

d.

No Right to Continuing Service. Neither the Plan nor this Agreement shall confer upon the Executive any right to be retained in any position, as an employee, consultant or director of TTEC. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TTEC to terminate the Executive’s services (employment or otherwise) at any time, with or without cause.

e.

Tax Liability and Withholding.  The Executive shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Executive pursuant to the Plan and the PRSU Award, the amount of any required withholding taxes applicable upon the vesting of the PRSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

f.

Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the RSU Award shall be subject to compliance by the Company and the Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Executive understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to affect such compliance.

g.

Executive Equity Holding Guidelines.  The Executives are subject to the TTEC Executive Stock Ownership Guidelines, attached to this Agreement and incorporated within it by reference as Appendix A.  By signing below you (a) confirm that you are (i) aware of the Company’s expectations with respect to your equity holdings in the Company, (ii) the time you have to honor these expectations and (iii) how the Company envisions that you reach the appropriate holding levels; and (b) hereby agree to exercise best efforts to meet such expectations.

h.

Data Privacy.  Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Executive’s personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, the Executive’s employer, TTEC and its other affiliates for the exclusive purpose of implementing, administering and managing Executive’s participation in the Plan.  Executive understands that TTEC and the employer may hold certain personal information about the Executive, including, but not limited to, Executive’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TTEC, details of all PRSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Executive’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Executive understands that Data may be transferred to a stock plan service provider (“Service Provider”) that may be selected by TTEC, which is assisting TTEC with the implementation, administration and management of the Plan.  Executive authorizes TTEC and the Service Provider and any other possible recipients which may assist TTEC (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Executive understands that Data will be held only as long as is necessary to implement, administer and manage Executive’s participation in the Plan.

Further, Executive understands that he or she is providing the consents herein on a voluntary basis.  If Executive does not consent, or if Executive later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Executive’s consent is that TTEC would not be able to grant Executive PRSUs or other equity awards or administer or maintain such awards.  Therefore, Executive understands that refusing or withdrawing his/her consent may affect Executive’s ability to participate in the Plan.  For more information on the consequences of Executive’s refusal to consent or withdrawal of consent, Executive understands that he/she may contact his/her human capital representative.

i. Governing Law and Dispute Resolution.

(i) Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(ii) Disputes.  The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties’ consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado:  (i) Executive is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the state of Colorado; (ii) Executive receives the compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii) Executive regularly interacts with, contacts and is contacted by other TTEC employees and executives in Colorado; (iii) Executive either routinely travels to or attends business meetings in Colorado; and (iv) Executive receives substantial compensation and benefits as a result of TTEC being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Executive acknowledges that he/she could reasonably be subject to the laws of Colorado.

(iii)Attorneys’ fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

i.	Administration of the Agreement and Awards.

(i) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Executive or the Company to the Compensation Committee of the Board for review. The resolution of such dispute by the Compensation Committee of the Board shall be final and binding on the Executive and the Company.

(ii) Settlement of Vested PRSUs.  PRSUs subject to an PRSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable following the vesting thereof as provided in this Agreement.

(iii) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive's beneficiaries, executors, administrators and the person(s) to whom the rights under this Agreement may transfer by will or the laws of descent or distribution.

(iv) Discretionary Nature of All Future Awards. This PRSU Award is voluntary and occasional and does not create any contractual, statutory or other right to receive future PRSU Awards, or benefits in lieu of PRSUs, even if the PRSUs have been granted in the past.  Future Awards, if any, will be at the sole discretion of the Company.

(v) No Impact on Other Benefits. Except as otherwise provided in the Employment Arrangements, the value of the Executive's awards hereunder  is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

 k.Confidentiality.  Executive agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TTEC or an affiliate and to keep confidential all information related to any Awards granted to Executive, pursuant to the Plan, including the amount of any such Award and its vesting schedule.

l.Severability and Entirety.   The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Executive relating to Executive’s entitlement to RRSUs or similar benefits, under the Plan.

m.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

n.Acceptance. The Executive hereby acknowledges receipt of a copy of the Plan and this Agreement. The Executive has read and understands its terms and provisions and accepts the PRSU Award rights including modifications to the Employment Arrangements that they represent, subject to the terms and conditions of the Plan and this Agreement. The Executive acknowledges that there may be adverse tax consequences upon the grant or vesting of the PRSUs or disposition of the underlying shares and that the Executive has been advised to consult a tax advisor prior to such grant, vesting or disposition.

The parties have executed this Agreement as of the date first above written.

TTEC Holdings, Inc.

By: Regina Paolillo Chief Financial & Administrative Officer Acknowledgement Name (Executive)

APPENDIX A

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners are crucial to our success and encouraging star players to actively participate in company growth is key to building our future together.

When a company’s board of directors, shareholders and employees align their interest in organization’s long- term success, the stage is set for true transformation. To that end, TTEC has adopted Stock Ownership Guidelines to encourage company leaders (vice president-level and above) to align their interests with TTEC and our stockholders and to focus on value creation, while sharing in the company’s success. The following are answers to questions you may have about TTEC’s new Executive Stock Ownership Guidelines.

Executive Stock Ownership Guidelines

Q.Why are we implementing an Ownership Guideline?

A.The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

•	Support confidence in company strategy to execute our business transformation
•	Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices
•	Align executive behavior with external shareholder expectation
•	Drive long-term accountability
•	Enable company success

Q.How much stock should I hold as a company leader?

A.The new Executive Stock Ownership Guidelines call for TTEC vice presidents and above to hold a multiplier of base compensation in TTEC stock (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines.

Employee Target Holding Amount Level within 5 Years
Chief Financial Officer 3 times current base salary
Executive Vice President 2.5 times current base salary
Senior Vice President 1.5 times current base salary
Vice President 0.5 times current base salary

Q.Do I have to buy TTEC stock to meet this holding Guideline?

A.TTEC does not expect you to buy TTEC stock to meet the holdings Guidelines, and how you meet them is entirely up to you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it vests.

Q.How many shares should I consider holding from each RSU grant to meet the holding Guidelines?

A.How much you hold from each grant and from each vesting event is entirely up to you. Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity Grants (net of tax as indicated in the table below) you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

•    the exercise of options to purchase the company’s common stock

•    the  vesting of restricted stock; and

•    the  vesting of performance shares.

evel Net Shares to Hold
Employee Guideline of Percentage of Level Net Shares to Hold
Executive Vice President 75%
Senior Vice President 75%
Vice President 50%

Once the holding target is reached, you should  maintain it during your entire tenure  in the role; and as your role  changes be aware of the changes in the holding guidelines as well.

Q.What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A.If the actual Equity Grants you receive and/or market price volatility does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q.What if I have a special situation (hardship) that makes maintaining the holding requirement difficult for me?

A.The Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q.  Whom should I contact with questions?

A.If you have questions, please contact Pam LeMasters, executive director, Global Compensation via email or by phone at 303.397.8531.